
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                                                                     EXHIBIT 2.3



                                  ZDTV L.L.C.

                            Unit Purchase Agreement

                                     dated

                               November 19, 1999

                                by and  between

                            Vulcan Programming Inc.

                                      and

                                    ZD Inc.


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                                  TABLE OF CONTENTS
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ARTICLE 1  DEFINITIONS..........................................................     1

1.1         DEFINITIONS.........................................................     1

ARTICLE 2  SALE OF ZD UNITS; CLOSING............................................     7

2.1         PURCHASE OF ZD UNITS................................................     7

2.2         DELIVERY OF OWNERSHIP...............................................     7

2.3         PURCHASE PRICE......................................................     7

2.4         PAYMENT OF PURCHASE PRICE...........................................     7

2.5         TRANSFER TAXES......................................................     7

2.6         CLOSING.............................................................     7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.....................     7

3.1         ORGANIZATION AND STANDING...........................................     7

3.2         POWER AND AUTHORIZATION.............................................     8

3.3         CAPITALIZATION......................................................     8

3.4         FINANCIAL STATEMENTS................................................     8

3.5         ABSENCE OF UNDISCLOSED LIABILITIES; CHANGES;
            INTERCOMPANY INDEBTEDNESS...........................................     9

3.6         TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES.........................     9

3.7         MATERIAL CONTRACTS..................................................    10

3.8         INTELLECTUAL PROPERTY RIGHTS........................................    10

3.9         NON-CONTRAVENTION...................................................    11

3.10        CONSENTS............................................................    11

3.11        COMPLIANCE WITH LAWS................................................    11

3.12        TAXES...............................................................    12

3.13        LABOR AGREEMENTS AND ACTIONS........................................    13

3.14        EMPLOYEES...........................................................    13

3.15        ERISA...............................................................    13

3.16        ENVIRONMENTAL COMPLIANCE............................................    14

3.17        LITIGATION..........................................................    14

3.18        Y2K.................................................................    14

3.19        FINDERS' FEES.......................................................    14
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                                     (CONTINUED)

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3.20        DISCLOSURE..........................................................    15

ARTICLE 4  REPRESENTATIONS AND WARRANTIES REGARDING ZD AND CERTAIN ZD
           AFFILIATES...........................................................    15

4.1         ORGANIZATION AND STANDING...........................................    15

4.2         TITLE TO ZD UNITS...................................................    15

4.3         POWER AND AUTHORIZATION.............................................    15

4.4         GOVERNMENTAL AUTHORIZATION..........................................    16

4.5         NON-CONTRAVENTION...................................................    16

4.6         CONSENTS............................................................    16

4.7         COMPLIANCE WITH LAWS................................................    16

4.8         EXCLUSIVE VEHICLE...................................................    17

4.9         FINDERS' FEES.......................................................    17

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................    17

5.1         ORGANIZATION AND STANDING...........................................    17

5.2         CORPORATE POWER AND AUTHORIZATION...................................    17

5.3         GOVERNMENTAL AUTHORIZATION..........................................    17

5.4         NON-CONTRAVENTION...................................................    18

5.5         CONSENTS............................................................    18

5.6         FINDERS' FEES.......................................................    18

5.7         INVESTMENT REPRESENTATIONS..........................................    18

ARTICLE 6  COVENANTS............................................................    19

6.1         FURTHER EFFORTS.....................................................    19

6.2         CERTAIN FILINGS.....................................................    19

6.3         PUBLIC ANNOUNCEMENTS................................................    20

6.4         CONFIDENTIALITY.....................................................    20

6.5         SKY TV GUARANTY.....................................................    20

6.6         DIRECTV OBLIGATIONS.................................................    20

6.7         LEASE AGREEMENTS....................................................    20

6.8         TRANSPONDER LEASE...................................................    21

6.9         GE MASTER LEASE.....................................................    21
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                                     (CONTINUED)

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6.10        RETIREMENT AND FLEXIBLE SPENDING PLAN
            ACCOUNTS............................................................    21

6.11        WANGBERG RIGHTS.....................................................    22

6.12        ACCESS..............................................................    22

6.13        INTERCOMPANY PROGRAMS...............................................    22

6.14        TAX MATTERS.........................................................    23

6.15        COURSE OF BUSINESS..................................................    23

6.16        GUARANTY OF PURCHASER'S OBLIGATIONS.................................    23

ARTICLE 7  CONDITIONS TO CLOSING................................................    24

7.1         CONDITIONS TO OBLIGATION OF PURCHASER...............................    24

7.2         CONDITIONS TO OBLIGATIONS OF ZD.....................................    25

ARTICLE 8  TERMINATION OF AGREEMENT.............................................    25

8.1         RIGHT TO TERMINATE AGREEMENT........................................    25

8.2         EFFECT OF TERMINATION...............................................    26

ARTICLE 9  BINDING ARBITRATION OF DISPUTES......................................    26

9.1         BINDING ARBITRATION.................................................    26

9.2         INITIATION..........................................................    26

9.3         APPOINTMENT AND POWERS OF ARBITRATOR................................    27

9.4         COSTS AND FEES......................................................    27

9.5         DISCOVERY...........................................................    27

9.6         LOCATION AND DATE OF ARBITRATION HEARING............................    27

9.7         PRE-HEARING CONFERENCES.............................................    27

9.8         CONDUCT OF THE ARBITRATION HEARING..................................    28

9.9         BURDEN OF PROOF; BASIS OF DECISION..................................    28

9.10        AWARD...............................................................    28

9.11        SURVIVAL............................................................    28

9.12        FINALITY OF AWARD...................................................    28

ARTICLE 10  INDEMNIFICATION AND RELATED MATTERS.................................    28

10.1        INDEMNIFICATION BY ZD...............................................    28

10.2        INDEMNIFICATION BY PURCHASER........................................    29

10.4        DEDUCTIBLE AMOUNT...................................................    29
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10.5        MAXIMUM LIABILITY...................................................    29

10.6        KNOWLEDGE OF BREACH.................................................    29

10.7        NO IMPLIED REPRESENTATIONS..........................................    29

10.8        INDEMNIFICATION CLAIMS..............................................    29

10.9        DEFENSE OF THIRD PARTY ACTIONS......................................    30

10.10       SUBROGATION.........................................................    31

10.11       EXCLUSIVITY.........................................................    31

ARTICLE 11  MISCELLANEOUS.......................................................    31

11.1        NOTICES.............................................................    31

11.2        AMENDMENTS AND WAIVERS..............................................    32

11.3        EXPENSES............................................................    32

11.4        SUCCESSORS AND ASSIGNS..............................................    33

11.5        FURTHER ASSURANCES..................................................    33

11.6        GOVERNING LAW.......................................................    33

11.7        COUNTERPARTS; EFFECTIVENESS.........................................    33

11.8        ENTIRE AGREEMENT....................................................    33

11.9        SEVERABILITY........................................................    33

11.10       HEADINGS; PRONOUNS..................................................    33

11.11       EXPIRATION OF REPRESENTATIONS, WARRANTIES,
            COVENANTS AND THE SELECTED PRIOR AGREEMENTS.........................    33

Schedules

Schedule 3.3    Capitalization
Schedule 3.4    Financial Statements
Schedule 3.5    Undisclosed Liabilities; Changes; Intercompany Indebtedness
Schedule 3.6(a) Liens
Schedule 3.6(b) Leases
Schedule 3.7    Material Contracts
Schedule 3.8    Intellectual Property
Schedule 3.9    Non-Contravention
Schedule 3.10   ZDTV Consents
Schedule 3.13   Labor Agreements and Actions
Schedule 3.15   ERISA Benefit Plans
Schedule 3.17   Litigation
Schedule 4.6    ZD Consents
Schedule 4.9    Finders' Fees
Schedule 6.5    Sky TV Guaranty
Schedule 7.1    "Schedule 7.1 Consents"


Exhibits

Exhibit A - ZD License Agreement
Exhibit B - Lease Agreements
Exhibit C - Amended and Restated Services Agreement
Exhibit D - GE Master Lease Assignment
Exhibit E - Form of Legal Opinion of Cooley Godward LLP
Exhibit F - Form of Legal Opinion of ZD

                      ZDTV L.L.C. Unit Purchase Agreement

     ZDTV L.L.C. Unit Purchase Agreement dated as of November 19, 1999 ("Effective Date") by and among Vulcan Programming Inc., a Washington corporation ("Purchaser"), and ZD Inc., a Delaware corporation ("ZD").

                                    Recitals

     Whereas, ZDTV L.L.C., a Delaware limited liability company ("ZDTV" or "Company"), is engaged, directly or indirectly, in the business of acquiring, holding as an investment, obtaining financing or refinancing, developing, operating, maintaining, producing and broadcasting programming over television, the Internet and any other distribution channels and such other activities which relate in any way to such acquisition, holding, financing or refinancing, development, operation, maintenance, production or broadcast;

     Whereas, Purchaser owns 54,000,000 Class A Units of Company;

     Whereas, ZD owns 108,000,000 Class A Units of the Company ("ZD Units"); and

     Whereas, Purchaser desires to purchase all of the ZD Units on the terms set forth in this Agreement.

     Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions


     1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Administrator" shall have the meaning set forth in Section 9.1.

          "Agreement" means this Unit Purchase Agreement, including all Schedules and Exhibits referenced herein.

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person; provided, however, that notwithstanding the foregoing, the Company shall not be considered an Affiliate of Purchaser and Purchaser shall not be considered an Affiliate of the Company. For the purposes of this definition, "control," when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Allocation Agreement" shall have the meaning set forth in Section
6.14.

          "Amended Services Agreement" means the Amended and Restated Services Agreement between ZD and Company in substantially the form set forth as Exhibit C, which amends and restates the Services Agreement.

          "Ancillary Agreements" means: (i) ZD License Agreement; (ii) Lease Agreements; (iii) Amended Services Agreement; (iv) GE Master Lease Assignment; and (v) Wangberg Letter Agreement.

          "Associates" of a Person shall include such Person's Affiliates, stockholders or unit holders, directors, officers, employees, agents, accountants and representatives.

          "Cable or Broadcast Television Network" shall have the meaning set forth in Section 4.8.

          "Claim Notice" shall have the meaning set forth in Section 10.8.

          "Claimant" shall have the meaning set forth in Section 10.8.

          "Closing" shall have the meaning set forth in Section 2.6.

          "Closing Date" shall mean the time and date as of which the Closing actually takes place.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superceding federal revenue laws.

          "Company" shall have the meaning set forth in the recitals to this Agreement.

          "Company Retirement Plan" shall have the meaning set forth in Section 6.10.

          "Consent" means any third party (including any governmental agency) consent, authorization, approval or waiver required for the consummation of the transactions set forth in this Agreement and the Ancillary Agreements.

          "Controlled Affiliates" shall have the meaning set forth in Section
4.8.

          "Damages" shall mean losses and damages; provided however, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted (i) an amount equal to the amount of any net tax benefit directly or indirectly received or receivable by such Person or any of such Person's Affiliates in connection with such Damages or the circumstances giving rise thereto, and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received by such Person or any of such Person's Affiliates from any third party in payment of such Damages.

          "Deductible Amount" shall have the meaning set forth in Section 10.4.

          "Demand for Arbitration" shall have the meaning set forth in Section 9.2(a).

          "Designated Affiliates" shall mean the following: (i) ZD Television Production, Inc., a Delaware corporation, (ii) Sky Video LLC, a Delaware limited liability company, and (iii) Sky Holdings Corp., a Delaware corporation.

          "DirecTV Option" shall mean the Option to Purchase Class B Units granted to DirecTV, Inc. dated June 5, 1998.

          "DirecTV Agreements" shall have the meaning set forth in Section 6.6.

          "DirecTV Consulting Agreement" shall mean the Consulting Services Agreement between ZD and DirecTV, Inc. dated June 5, 1998.

          "DirecTV License and Services Agreement" shall mean the License and Services Agreement between ZD and DirecTV, Inc. dated June 5, 1998.

          "Disclosure Schedule" shall mean the Disclosure Schedule furnished by ZD in connection with the execution and delivery of this Agreement.

          "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

          "ERISA" shall have the meaning set forth in Section 3.15.

          "ERISA Affiliate" shall have the meaning set forth in Section 3.15.

          "Financial Statements" shall have the meaning set forth in Section
3.4.

          "GE Master Lease" shall mean the Master Lease Agreement dated December 31, 1997, between General Electric Capital Corporation and ZD.

          "GE Master Lease Assignment" shall mean the agreement pursuant to which the rights and obligations of the GE Master Lease are assigned to and assumed by Company or Purchaser, as required by General Electric Capital Corporation, in the form substantially set forth as Exhibit D.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall have the meaning set forth in Section 10.10.

          "Indemnifying Party" shall have the meaning set forth in Section 10.9.

          "Indemnitee" shall have the meaning set forth in Section 10.9.

          "Indemnitor" shall have the meaning set forth in Section 10.10.

          "Intellectual Property Rights" means all (i) United States, state and foreign trademarks, service marks and trade names, including claims for present and past infringement, and registrations thereof and applications therefor and goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) United States and foreign copyrights, copyright registrations and copyright applications, including claims for present and past infringement;
(iii) United States and foreign patents and patent applications, including claims for present and past infringement; (iv) contracts or agreements granting any right, title, license or privilege to the Company under the intellectual property rights of any third party; (v) trade secrets; and (vi) all rights and licenses to any of the foregoing, in each case owned or used by Company in its business.

          "Intercompany Transition Period" shall have the meaning set forth in
Section 6.13.

          "IP Liens" shall have the meaning set forth in Section 3.8.

          "Lease Agreements" shall mean the Lease Agreements in substantially the form set forth on Exhibit B.

          "Leases" shall have the meaning set forth in Section 3.6.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, option, right of first refusal, easement, restriction (including transfer restriction) or other similar encumbrance of any kind in respect of such asset.

          "MAC" shall have the meaning set forth in Section 3.12.

          "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets, financial condition or results of operations of such Person.

          "Material Contracts" shall have the meaning set forth in Section 3.7.

          "Matter" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

          "Partnership Assets" shall have the meaning set forth in Section 6.14.

          "Person" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

          "Plan" shall have the meaning set forth in Section 3.15.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association or organization, joint venture, government or department or agency thereof, or other entity of whatever nature.

          "Post Closing Leases" shall have the meaning set forth in Section 6.7.

          "Profits Interest Plan" shall have the meaning set forth in Section
3.3.

          "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

          "Purchase Price" shall have the meaning set forth in Section 2.2.

          "Real Property Leases" has the meaning set forth in Section 3.6.

          "Reasonable Consideration" shall have the meaning set forth in Section 3.8(a).

          "Restated Operating Agreement" shall mean the Amended and Restated Operating Agreement of ZDTV L.L.C. dated as of May 19, 1999.

          "Schedule 7.1 Consents" shall mean the Consents required for the assignment of the Leases listed on Schedule 7.1.

          "Scheduled Closing Time" shall mean the time and date as of which the Closing is scheduled to take place (as such time and date may be postponed by the mutual agreement of the parties hereto).

          "Securities Act" shall have the meaning set forth in Section 5.7.

          "Selected Prior Agreements" shall mean the (i) Unit Purchase Agreement by and among Company, ZD and Purchaser dated as of February 5, 1999 and (ii) Co-Investor Agreement by and among Company, ZD and Purchaser dated as of February 5, 1999.

          "Service" shall have the meaning set forth in Section 3.12(b).

          "Services Agreement" shall mean the Services Agreement by and between ZD and Company dated as of February 5, 1999.

          "Sky TV Agreement" shall mean the Asset Purchase Agreement dated October 26, 1998 by and among the parties named therein.

          "Sky TV Guaranty" shall mean the Guaranty Agreement dated October 26, 1998 made by Ziff-Davis Inc., a Delaware corporation in favor of Sky TV, Inc., Guy TV, Inc., Buy TV, Why TV, Inc., WorldwideTV.com, Inc., Computer Broadcasting Network, Inc., Mark Bunting, Kyle Bunting, and Tom Hoitsma, a copy of which is attached as Schedule 6.5.

          "Tax" or "Taxes", as the context may require, include: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. (S)1.1502-6 or comparable provisions of any governmental authority in respect of a consolidated or combined return.

          "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

          "Transponder Lease" shall mean C-4 Satellite Transponder Service Agreement, dated March 16, 1998, between GE American Communications, Inc. and Company.

          "Units" means the limited liability company units of the Company.

          "Wangberg Agreement" shall mean the Unit Purchase Agreement by and among Larry Wangberg, Company and ZD dated as of March 23, 1999.

          "Wangberg Letter Agreement" shall mean the agreement by and between Larry Wangberg and Purchaser pursuant to which Wangberg agrees to defer his right to exercise his tag along rights under the Wangberg Ageement as of the Effective Date.

          "Year 2000 Problems" shall have the meaning set forth in Section 3.18.

          "ZD" shall have the meaning set forth in the preamble to this Agreement.

          "ZD License Agreement" means the Amended and Restated License Agreement by and among ZD on behalf of (i) ZD Publishing, a division of ZD and
(ii) ZDNet, a division of ZD, and Company entered into on or before the Closing Date in the form substantially set forth as Exhibit A, as the same may be amended and in effect from time to time.

          "ZD MFN Letter" means the MFN Letter between ZD Inc. and DirectTV dated June 5, 1998.

          "ZD Plan" shall have the meaning set forth in Section 6.10.

          "ZD Units" shall have the meaning set forth in the recitals to this Agreement.

                                   ARTICLE 2

                           SALE OF ZD UNITS; CLOSING

     2.1 Purchase of ZD Units. At the Closing, ZD shall sell the ZD Units to Purchaser, and Purchaser shall purchase the ZD Units from ZD on the terms and subject to the conditions set forth in this Agreement.

     2.2 Delivery of Ownership. At the Closing, ZD shall transfer to Purchaser all rights, title, and interest in to and under the ZD units. Purchaser shall become a Substitute Member (as defined in the Restated Operating Agreement) with respect to the ZD Units and shall succeed to ZD's right, title and interest under the Restated Operating Agreement and the Investors Right Agreement.

     2.3 Purchase Price. The purchase price payable by Purchaser for the ZD Units shall be $204,800,000.00 ("Purchase Price").

     2.4 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to ZD on the Closing Date by wire transfer of immediately available funds to an account or accounts to be designated by ZD.

     2.5 Transfer Taxes. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or similar taxes, fees, charges or expenses incurred by Purchaser and ZD in connection with the transfer of the ZD Units to Purchaser shall be borne and paid one-half by Purchaser and one-half by ZD.

     2.6 Closing. The closing of the sale of the ZD Units to Purchaser ("Closing") shall take place at the offices of Cooley Godward LLP, 5 Palo Alto Square, Palo Alto, California, at 9:00 a.m. (California time) ten (10) business days after the final Schedule 7.1 Consent is obtained by ZD, but in no event later than January 31, 2000; provided, however, that the parties may agree to postpone the Scheduled Closing Time.

                                   ARTICLE 3

                Representations and Warranties Regarding Company

     ZD hereby represents and warrants to Purchaser that:

     3.1  Organization and Standing.     Company is a limited liability company
duly organized, validly existing and in good standing as a limited liability company under the laws of Delaware. Company is duly qualified and authorized to do business and is in good standing in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Company. ZD has delivered to Purchaser or its counsel prior to the Effective Date, complete and correct copies of the organizational documents of the Company and all amendments and restatements thereto.

     3.2 Power and Authorization. Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver the Ancillary Agreements to which it is a party and to carry out the provisions of the Ancillary Agreements to which it is a party, and to carry on its business as currently conducted.

     3.3  Capitalization.

          (a) The issued and outstanding Units are 162,000,000 Class A Units and 6,750,000 Class C Units. All issued and outstanding Units have been duly authorized and validly issued and are fully paid and non-assessable. The rights, preferences, privileges and restrictions of the outstanding Units are as stated in the Restated Operating Agreement. The Company has reserved 12,700,000 Class D Units for issuance pursuant to the Company's 1999 Profits Interest Plan ("Profits Interest Plan"). Schedule 3.3 sets forth a true, accurate and complete list of all profits interest rights granted under the Profits Interest Plan as of Closing with the corresponding number of Class D Units and the vesting schedule of each grant. Unless otherwise set forth in Schedule 3.3, the Profits Interest Plan sets forth a complete, accurate and true description of the rights of the Participants (as defined in the Profits Interest Plan) and the terms and conditions governing the Class D Units and the Profits Interest Plan. In addition, based upon the present capitalization (excluding the Profits Interest Plan) up to 18,750,000 Class B Units are issuable upon exercise of the DirecTV Option as disclosed in Schedule 3.3. Except for issuances pursuant to the Profits Interest Plan and as disclosed in Schedule 3.3, (x) there are no outstanding options, warrants, subscriptions, calls or commitments of any character relating to or entitling any Person to purchase or otherwise acquire any interests or other securities of Company; (y) there are no obligations or securities convertible into or exchangeable or exercisable for any interests or other securities of Company or any commitments of any character relating to or entitling any Person to purchase or otherwise acquire any such interests or other securities; and (z) there are no preemptive or similar rights to subscribe for or to purchase any interests or other securities of Company except for preemptive rights, rights of first refusal and compelled sale rights and obligations set forth in the Investor Rights Agreement and rights of first refusal set forth in the Co-Investor Agreement (as defined in Section 4.2).

          (b) Company has no debt or equity interests in any other entity, nor any obligation, option or right to acquire any such debt or equity interest. Company has no subsidiaries or joint ventures.

     3.4  Financial Statements. The financial statements attached hereto as
Schedule 3.4 (the "Financial Statements") consist of (i) the unaudited pro forma combined balance sheets of ZDTV, L.L.C. and predecessor companies as of December 31, 1998 and September 30, 1999, (ii) the related unaudited pro forma combined statements of operations and cash flows for the year ended December 31, 1998 and the nine months ended September 30, 1999 and (iii) the unaudited statement of members' equity for the period from February 4, 1999 to September 30, 1999. Except as described in Schedule 3.4, the Financial Statements (i) present fairly the financial condition of Company as of December 31, 1998 and September 30, 1999, (ii) are in accordance with the books and records of Company, (iii) show all material liabilities, absolute or contingent, of Company required to be recorded therein in accordance with generally accepted accounting principles, and (iv) are prepared in accordance with generally accepted accounting principles consistently applied, except for the omission of footnotes. There has been no material adverse change in the properties, business, operations and/or financial condition of Company taken as an entirety since September 30, 1999.

     3.5 Absence of Undisclosed Liabilities; Changes; Intercompany Indebtedness. Except as provided in Schedule 3.5 hereto, Company has no liability or obligation, which individually or in the aggregate exceeds $250,000, absolute or contingent, including, without limiting the generality of the foregoing, any tax liabilities due or to become due, not reflected in the Financial Statements, except (i) obligations and liabilities incurred after the date of the Financial Statements in the ordinary course of business, (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in Financial Statements prepared in accordance with GAAP or obligations under contracts that are disclosed in Schedule 3.7 and
(iii) obligations under this Agreement and the Ancillary Agreements; which in the case of clauses (i) and (ii) above, individually or in the aggregate do not give rise to a Material Adverse Effect. Without limiting the generality of the foregoing, ZD does not know of, and has no reasonable grounds to believe that there is any basis for the assertion against Company, of any material liabilities of Company (not listed in Schedule 3.5, and the Financial Statements). As of the date hereof, the Company is not obligated to pay any indebtedness to ZD or any Affiliate of ZD, except for indebtedness owed for services provided, trade payables, payroll and other normal course current liabilities, all accrued over such time periods and in such manners as are consistent with the Company's normal practices, as such practices are reflected in the Financial Statements. As of the date hereof, the Company does not have any current liabilities to third parties, except for normal course current liabilities accrued over such time periods and in such manners as are consistent with the Company's normal practices, as such practices are reflected in the Financial Statements. Since September 30, 1999, except as contemplated by this Agreement and the Ancillary Agreements or as disclosed on Schedule 3.5 hereto, Company has been operated in the ordinary and usual course of business, and there has not been:

          (a) any material adverse change in the (i) assets, liabilities, condition (financial or otherwise), business or prospects of Company from that reflected in the Financial Statements, or (ii) operating results of Company from that reflected in the Financial Statements;

          (b) any damage, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect on Company (as its business is presently conducted); or

          (c) to ZD's knowledge, any other event or condition of any character that would have a Material Adverse Effect on Company (as its business is presently conducted).

     3.6 Title to Properties; Liens and Encumbrances. Company has good and marketable title to all of its owned properties and assets not referenced in
Section 3.8 hereof, and such properties and assets are not subject to any Liens, except for Liens described on Schedule 3.6(a) hereto and immaterial Liens that arise in the ordinary course of business (including without limitation Liens from current taxes not yet due and payable). The Company, through the Services Agreement, leases or otherwise uses real or personal property as set forth in
Schedule 3.6(b) pursuant to leases, subleases, conditional sale contracts and other agreements ("Leases") which are in good standing and are valid and effective and enforceable in accordance with their respective terms. With respect to the Leases regarding real property (the "Real Property Leases"), set forth in Schedule 3.6(b), each of the Company, ZD and the third parties to the Real Property Leases are in material compliance with their respective obligations thereunder and there exists no fact or circumstance known to ZD or the Company which, with the passage of time or the giving of notice or both, would constitute a material default or breach by ZD under the Real Property Leases (except with respect to the subleasing arrangement between ZD and Company pursuant to the Services Agreement). The leased premises listed on
Schedule 3.6(b) are in a state of repair suitable for the continued operation of the business thereon without the need for material repair. ZD represents and warrants that the GE Lease Agreement is in full force and effect, ZD is in material compliance with its obligations thereunder and there exists no fact or circumstance known to ZD which, with the passage of time or the giving of notice or both, would constitute a material default or breach by ZD under the GE Lease Agreement.

     3.7 Material Contracts. Schedule 3.7 hereto contains a list of each executory contract or agreement (excluding this Agreement and the Ancillary Agreements) of any nature, written or oral, to which Company is a party or by which it or its assets are bound which (i) requires performance for more than one year after the date hereof, (ii) requires future payments, performance of services or delivery of goods and/or materials, to or by Company of an aggregate amount or value reasonably expected to be in excess of $250,000 and is not cancelable without material penalty to Company, or (iii) is between Company, on the one hand, and ZD or any of its Affiliates, on the other hand (collectively, "Material Contracts"). Each of the Material Contracts is in full force and effect. Company has performed all of its material obligations to date under each Material Contract and no party to a Material Contract has made, or to ZD's knowledge intends to make, a claim to the effect that Company is in material breach of its obligations thereunder except as set forth on Schedule 3.17. To ZD's knowledge, without a specific review having been conducted by ZD or Company, no other party to any Material Contract is in material default thereunder or in material violation thereof, and no condition exists that with notice or lapse of time or both would constitute a material violation thereof or a material default thereunder.

     3.8  Intellectual Property Rights.

          (a) Except as set forth in Schedule 3.8, Company (i) owns or has the right to use, free and clear of all liens, and claims ("IP Liens"), all Intellectual Property Rights (other than those described in clause (ii) below) required in the conduct of its business as now conducted or presently proposed to be conducted without infringing upon the right of any person, corporation or other entity under or with respect to any of the foregoing, (ii) to the best of ZD's knowledge, has the right to use, free and clear of all IP Liens, all Intellectual Property Rights required in the conduct of the Company's business as now conducted or presently proposed to be conducted, which are licensed by Company from third parties to the extent that each such license grants Company such rights, (iii) owns or will use its best efforts to acquire for Reasonable Consideration (as hereinafter defined) any and all Intellectual Property Rights necessary or desirable to conduct the business as now conducted or presently proposed to be conducted by

Company, and ZD knows of no impediment to the development of any product or service contemplated by Company as part of the business presently proposed to be conducted by Company, nor does ZD have any reasonable basis to believe that any such impediment exists, and (iv) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor or licensee of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business as now conducted, presently proposed to be conducted or otherwise; in all above cases, except to the extent that a failure of this representation and warranty would not have a Material Adverse Effect on Company. For purposes of this Section 3.8(a), the term "Reasonable Consideration" shall mean consideration, the payment of which would not have a Material Adverse Effect on Company.

          (b) Company has taken the security measures to protect the secrecy, confidentiality and value of its Intellectual Property Rights, which measures it believes are reasonable and customary in the industry in which it operates. ZD is not aware that any of Company's officers, directors, agents, employees, consultants, contractors or prospective employees are in violation of their obligations to the Company relating to Intellectual Property Rights, nor aware, or has any reasonable basis to believe, that any former officer, director, agent, employee or consultant of Company has made any claim of ownership in or rights with respect to any of Company's Intellectual Property Rights.

     3.9 Non-Contravention. Except as specified in Schedule 3.9, the execution, delivery of and consummation of the transactions contemplated by this Agreement (including the transactions contemplated by the Ancillary Agreements) do not and will not, with notice or lapse of time or both, conflict with, or result in any breach or violation of or constitute grounds for the occurrence of a declaration of a default or termination of (i) Company's certificate of formation or other organizational documents (including the Restated Operating Agreement), (ii) any contract, agreement, undertaking, commitment or instrument to which Company, is a party or by which it or either of them or their respective properties are bound or (iii) any license, judgment, order, injunction, decree, statute, law, rule or regulation, domestic or foreign, applicable to Company, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Company, or would not materially impair Company's ability to perform its obligations contemplated by this Agreement and the Ancillary Agreements.

     3.10 Consents. Except as specified in Schedule 3.10, there are no agreements, contracts or other instruments binding upon Company that require a Consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

     3.11 Compliance with Laws. Company is not in violation of any statutes, laws, ordinances, governmental rules or regulations or any judgment, order or decree (federal, state, local or foreign) to which it is subject, nor has it failed to obtain any licenses, permits, franchises or other governmental authorization necessary to the ownership or operation of its properties or the conduct of its business as intended to be conducted, which violations or failures would be reasonably likely to have a Material Adverse Effect on Company. In addition, Company has not knowingly violated any applicable law through intentionally inducing or intentionally causing any employee of any other Person to breach such employee's contractual obligations to his or her employer or otherwise through intentionally interfering with the business relationships between any such employee and his or her employer.

     3.12  Taxes.

          (a) Each of the Company, MAC Holdings (America) Inc. ("MAC"), and the Designated Affiliates (but in the case of MAC only with respect to Company and Company's business) (i) has timely filed all Tax Returns required to be filed by it with respect to the period up to and including the Closing, (ii) has used its commercially reasonable efforts to maintain all required records with respect to any liability for Taxes, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement and (iii) has timely paid or has made appropriate provision for on its balance sheet (in accordance with GAAP) all Taxes whether or not shown to be due on or with respect to such Tax Returns or claimed to be due from it by any governmental authority with respect to any liability for Taxes. With respect to periods commencing after September 30, 1999, the Company has not incurred any material liability for Taxes (other than in the ordinary course of business) other than those which are reflected on the Financial Statements. There are no Liens with respect to Taxes upon any of the properties or assets, real, personal or mixed, tangible or intangible, of Company or upon interests in Company, except for current Taxes not yet due. Purchaser has been provided with correct and complete copies of all federal and state Tax Returns of Company, MAC (with respect to Company and Company's business) and ZD Television since January 1, 1996.

          (b) For all periods up to and including the Closing Date, neither the Internal Revenue Service (the "Service") nor any other appropriate taxing jurisdiction has examined the Tax Returns of Company, MAC (with respect to Company and Company's business) or any Designated Affiliate, or otherwise notified Company in writing that it may be examining its tax situation. No deficiencies, penalties or interest have been asserted by the Service or any appropriate taxing authority, and no reserves for such liabilities have been established on the balance sheets of the Company, MAC or any Designated Affiliates.

          (c) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include, the Company, MAC, or any Designated Affiliate (but in the case of MAC only with respect to Company and Company's business).

          (d) The Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

          (e) There are no tax sharing agreements or similar arrangements with respect to or involving Company.

          (f) From February 5, 1999 and immediately after the Closing, the Company has been and will be classified as a partnership for federal income tax purposes. Since February 5, 1999, neither Company nor any taxing authority has taken any action or position inconsistent with the classification of Company as a partnership for federal income tax purposes.

          (g) Prior to February 5, 1999, Company and each Designated Affiliate always had a single owner, and each of Company and Sky Video LLC had been disregarded as an entity separate from its owner for purposes of income taxes and neither Company nor any taxing authority had taken any action or position inconsistent with such treatment, in each case, except with respect to the State of Texas.

          (h) As of the Closing, Larry W. Wangberg and each of the recipients of Units pursuant to the Profits Interest Plan shall have properly and timely elected pursuant to Section 83(b) of the Code to include in their respective gross income, for the taxable year in which the Units were transferred to them, the excess of the fair market value of such Units at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse), over the amount (if any) paid for such Units. Neither the sale and transfer of the ZD Units nor the termination of service of the individuals described in Section 7.1(j) will trigger acceleration of vesting of any unvested Units.

     3.13  Labor Agreements and Actions. Except as set forth in Schedule
3.13 Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of Company. There is no strike or other labor dispute involving Company pending, or to ZD's knowledge threatened against Company, which could have a Material Adverse Effect on Company (as its business is presently conducted), nor is ZD aware of any labor organization activity involving Company's employees. Subject to Schedule 3.13, ZD is not aware that any officer, key employee, consultant, contractor or any group of key employees of Company intends to terminate his or their employment or relationship with Company, as the case may be, nor is ZD aware that Company has a present intention to terminate the employment of or relationship with any of the foregoing persons.

     3.14 Employees. To ZD's best knowledge, none of the senior executive officers of Company are subject to any contract, agreement, undertaking, commitment or instrument (including any no hire or noncompetition agreements) which would impair materially their aggregate abilities to perform the services on behalf of Company contemplated to be performed by such senior executive officers as a group.

     3.15 ERISA. Except as listed in Schedule 3.15 neither the Company, nor any member of the same controlled group of businesses as Company within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"; an "ERISA Affiliate"), maintains, sponsors, or contributes to any program or arrangement that is an "employee pension benefit plan" or an "employee welfare benefit plan," as those terms are defined in Sections 3(2) and 3(1) of ERISA (a "Plan"). Except as identified on Schedule
3.15 (i) none of the Plans is or was a "multiemployer plan," as defined in
Section 3(37) of ERISA, (ii) none of the Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iii) none of the Plans provides or provided post-retirement medical or health benefits (except as required by Section 4980B of the Code or similar Laws), (iv) none of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and
(v) neither the Company nor any

ERISA Affiliate has announced or otherwise made any commitment to create or amend any Plan. Each Plan is in substantial compliance with ERISA, and has been operated substantially in accordance with its terms, after giving effect to any amendment that will be adopted before the end of the remedial amendment period with a retroactive date on or before the date of this Agreement. Each Plan listed on Schedule 3.15 that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, has been amended or is intended to be amended in a timely fashion to comply with the qualification provisions of the Tax Reform Act of 1986 and subsequent legislation before the expiration of the applicable remedial amendment period and has received a favorable determination letter from the Internal Revenue Service, and ZD and Company are not aware of circumstances likely to result in the revocation of any such favorable determination letter. All contributions required to be made under the terms of each Plan listed on Schedule 3.15 have been timely made, and the Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. There is no pending or threatened litigation, audit, investigation, or proceeding relating to the Plans listed on
Schedule 3.15, nor, to the ZD's best knowledge, is the Company or any of its officers, employees, or directors liable for any tax under Section 4975 of the Code or any penalty under Section 502 of ERISA.

     3.16 Environmental Compliance. To ZD's best knowledge, Company has complied with, and is currently in compliance with, all federal, state and local environmental laws and regulations in connection with the operation of its business. Company has not received any notice from any federal, state and/or local regulatory authority of any pending or threatened suit, action or other proceeding alleging a violation of or liability under any federal, state or local environmental law or regulation. There are no toxic or hazardous substances, materials or wastes present at any current or former property owned, leased or used by the Company that would have a Material Adverse Effect on Company.

     3.17 Litigation. Except as set forth in Schedule 3.17, there is no action, proceeding or investigation pending against Company in any court or before any governmental authority or arbitration board or tribunal, foreign or domestic, and, to the knowledge of ZD, there is no such action, proceeding or investigation threatened (and ZD knows of no reasonable basis therefor) (including any threatened action to prevent any executive of Company or any group of employees from being employed by Company and performing the services contemplated to by Company and performing the services contemplated to be performed by them), which in any case would have a Material Adverse Effect on Company.

     3.18 Y2K. Company has used diligent efforts to assure that there shall be no Material Adverse Effect on Company by reason of the year 2000, including without limitation that its computer-based systems and other data processing capabilities become unable to function or fail to generate valid or correct data-related results or cause any problems commonly referred to as "Year 2000 Problems."

     3.19 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

     3.20 Disclosure. ZD has provided Purchaser with all the information regarding Company that Purchaser has requested for deciding whether to purchase the ZD Units and all information that ZD believes is reasonably necessary to enable Purchaser to make such decision. Neither this Agreement or the Ancillary Agreements nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE 4

     REPRESENTATIONS AND WARRANTIES REGARDING ZD AND CERTAIN ZD AFFILIATES

     ZD hereby represents and warrants to Purchaser that:

     4.1 Organization and Standing. ZD is a Delaware corporation duly organized, validly existing and in good standing as a corporation under the laws of Delaware. ZD is duly qualified and authorized to do business and is in good standing in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on ZD.

     4.2 Title To ZD Units. ZD owns all of the ZD Units, free and clear of all claims, liens, security interests, options, charges and interests of others whatsoever except such rights of other unit holders as provided in the Restated Operating Agreement, Amended and Restated Investors Rights Agreement dated as of May 19, 1999 ("Investor Rights Agreement") and the Co-Investor Agreement among ZD, Company and Purchaser dated as of February 5, 1999 provided, however, that the execution and delivery of this Agreement and consummation of the transactions hereunder shall not trigger any such rights other than rights that have been waived or where a consent has been obtained. Upon transfer of ownership to Purchaser at the Closing, Purchaser will obtain good and valid title to the ZD Units, free and clear of any claims, liens, security interests, options, charges, restrictions and interests of others whatsoever, except such rights of other unit holders as provided in the Restated Operating Agreement and Investor Rights Agreement provided, however, that the execution and delivery of this Agreement and consummation of the transactions hereunder shall not trigger any such rights other than rights that have been waived or where a consent has been obtained. The ZD Units are not (and never have been) represented by certificates.

     4.3 Power and Authorization. ZD has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements, to issue and sell the ZD Units and to carry out the provisions of this Agreement and the Ancillary Agreements. The execution, delivery and performance by ZD of this Agreement and the Ancillary Agreements, and the consummation by ZD of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of ZD. This Agreement and the Ancillary Agreements constitute, or upon execution and delivery will constitute, valid and binding agreements of ZD enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as general principles of equity restrict the availability of equitable remedies.

     4.4 Governmental Authorization. The execution, delivery and performance by ZD of this Agreement and each of the Ancillary Agreements does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority by ZD, including any filings or other requirements pursuant to the HSR Act, other than any such action or filing the failure to obtain or complete which would not have, individually or in the aggregate, a Material Adverse Effect on ZD or which would not materially and adversely affect ZD's ability to consummate the transactions contemplated hereby and thereby and other than: (i) such filings as have been made prior to the Closing; and (ii) such post-Closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor. ZD has obtained or will obtain prior to the Closing all necessary consents, authorizations, approvals and orders, and have made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant governmental authorities required on the part of ZD in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     4.5 Non-Contravention. The execution, delivery of and consummation of the transactions contemplated by this Agreement (including the transactions contemplated by the Ancillary Agreements) do not and will not, with notice or lapse of time or both, conflict with, or result in any breach or violation of or constitute grounds for the occurrence of a declaration of a default or termination of (i) any charter or other organizational documents of ZD, (ii) any contract, agreement, undertaking, commitment or instrument to which ZD or any Affiliate of ZD is a party or by which ZD, any Affiliate of ZD, or either of them or their respective properties are bound or (iii) any license, judgment, order, injunction, decree, statute, law, rule or regulation, domestic or foreign, applicable to ZD or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on ZD, or any Affiliate of ZD that provides services to or for the Company, or would not materially impair ZD or any such Affiliate's ability to perform its obligations contemplated by this Agreement and the Ancillary Agreements.

     4.6  Consents.   Except as specified in Schedule 4.6, there are no
agreements, contracts or other instruments binding upon ZD, or any Affiliate of ZD which provides services to or for the Company, that require a Consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

     4.7 Compliance with Laws. ZD is not in violation of any statutes, laws, ordinances, governmental rules or regulations or any judgment, order or decree (federal, state, local or foreign) to which ZD is subject, nor has ZD failed to obtain any licenses, permits, franchises or other governmental authorization necessary to the ownership or operation of ZD's properties or the conduct of its business as intended to be conducted, which violations or failures would be reasonably likely to have a Material Adverse Effect on ZD.

     4.8  Exclusive Vehicle. ZD and any Affiliate of ZD over which Ziff-
Davis, Inc. or ZD exercises or has the power to exercise management control ("Controlled Affiliates") do not operate a Cable or Broadcast Television Network principally on the subject of computing or technology except through the Company. For purposes of this Agreement, a "Cable or Broadcast Television Network" means a business primarily focused on production and distribution of a minimum of two (2) hours per day of linear (i.e. not on demand or random access) video programming, which is distributed principally through cable television, broadcast satellite or any other means by which linear television programming is now or hereafter distributed.

     4.9 Finders' Fees. Except as set forth in Schedule 4.9, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of ZD who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to ZD that:

     5.1 Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Washington. Purchaser is duly qualified and authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Purchaser.

     5.2 Corporate Power and Authorization. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each of the Ancillary Agreements to which it is a party constitute, or upon execution and delivery will constitute, valid and binding agreements of Purchaser enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as general principles of equity restrict the availability of equitable remedies.

     5.3 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority by Purchaser, including any filings or other requirements pursuant to the HSR Act, other than any such action or filing the failure to obtain or complete which would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser or which would not materially and adversely affect Purchaser's ability to consummate the transactions contemplated hereby and thereby, and other than: (i) such filings as have been made prior to the Closing; and (ii) such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

     5.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the organizational documents of Purchaser, and (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser, which violation would have a Material Adverse Effect on Purchaser.

     5.5 Consents. There are no agreements, contracts or other instruments binding upon Purchaser which require a Consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

     5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

     5.7 Investment Representations. Purchaser understands that the ZD Units have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser also understands that the Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

          (a) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (b) Purchaser Bears Economic Risk. Purchaser must bear the economic risk of this investment indefinitely unless the Units are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that Company has no present intention of registering the Units. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Units or under the circumstances, in the amounts or at the times Purchaser might propose.

          (c) Acquisition for Own Account. Purchaser is acquiring the Units for Purchaser's own account for investment only, and not with a view towards their distribution.

          (d) Investment Experience. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

          (e) Receipt of Company Information. Purchaser has had an opportunity to discuss Company's business, management and financial affairs with directors, officers and management of Company and has had the opportunity to review Company's operations and facilities and has received all of the information it has requested. Purchaser has also had the opportunity to ask questions of and receive answers from, Company and its management regarding the terms and conditions of this investment.

          (f) Restricted Securities. Purchaser acknowledges and agrees that the ZD Units acquired hereby must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

          (h) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.7 shall be deemed to constitute a waiver of the rights hereunder by or on behalf of Purchaser, including, without limitation, any rights to indemnification based on the representations and warranties set forth in this Agreement or any Ancillary Agreement. The validity of the representations and warranties shall not be affected by any investigation made by or on behalf of Purchaser.

                                   ARTICLE 6

                                   COVENANTS

     The parties agree that:

     6.1 Further Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions, by such party or Company, and to do, or cause to be done, by such party or Company, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings, and to cause Company to execute and deliver such other documents, certificates, agreements and other writings, and to take such other actions, by such party or Company, as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

     6.2 Certain Filings. The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

     6.3 Public Announcements. The parties agree not to issue any press release or make any public statement with respect to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement, in each case without the other party's prior consent.

     6.4 Confidentiality. Purchaser and ZD shall hold in strict confidence, and shall cause each of its Associates to hold in strict confidence, all documents and information obtained with respect to ZD, Company and ZD's other Associates and Purchaser and its Associates, respectively. Neither party shall permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person. Without limited the generality of the foregoing, neither party shall disclose to any Person, and shall not permit any of its Associates to disclose to any Person, the existence of this Agreement or any of the terms or provisions hereof, except as may be required by law or pursuant to any necessary governmental filings including but not limited to any filing under the HSR Act.

     6.5 Sky TV Guaranty. Purchaser confirms and acknowledges that the rights and obligations relating to the Sky TV Agreement are the rights and obligations of the Company. ZD represents and warrants that the Sky TV Agreement is in full force and effect, Company is in material compliance with its obligations thereunder and, except as set forth in Schedule 3.17 hereto, there exists no fact or circumstance known to ZD or Company which, with the passage of time or the giving of notice or both, would constitute a material default or breach by ZD under the Sky TV Agreement. ZD covenants that it shall cause Company to perform all obligations pursuant to the Sky TV Agreement through the Closing Date. Effective as of the Closing Date, Purchaser shall assume all rights and obligations of ZD under the Sky TV Guaranty.

     6.6 DirecTV Obligations. On the Closing Date, ZD shall assign and Purchaser shall assume, or will cause an Affiliate to assume, all rights and obligations of ZD under the DirecTV Option, DirecTV Consulting Agreement and the ZD MFN Letter. On the Closing Date, ZD shall assign and Purchaser shall cause Company to assume all of the rights and obligations of ZD under the DirecTV Licenses and Services Agreement. ZD represents and warrants that each of the DirecTV Option, the DirecTV Consulting Agreement and the DirecTV License and Services Agreement is in full force and effect, ZD is in material compliance with its obligations thereunder and there exists no fact or circumstance known to ZD which, with the passage of time or the giving of notice or both, would constitute a material default or breach by ZD under any of the DirecTV Option, the DirecTV Consulting Agreement or the DirecTV License and Services Agreement. ZD covenants that it shall comply with all obligations under each of the DirecTV Option, the DirecTV Consulting Agreement and the DirecTV License and Services Agreement until the Closing Date. As of the Closing Date, Purchaser will indemnify ZD from any liabilities or obligations arising pursuant to the DirecTV Option, the DirecTV Consulting Agreement and the DirecTV License and Services Agreement.

     6.7 Lease Agreements. On the Closing Date, ZD and Purchaser shall enter into the Lease Agreements; provided however, that the Lease Agreements relating to those Real Property Leases which are not set forth on Schedule 7.1 (the "Post Closing Leases") shall not be effective until Consent of the Landlord is received as set forth in this paragraph. Purchaser agrees that it or a bank reasonably acceptable to ZD shall provide a guaranty for the obligations of Company under the lease for the premises located at 650 Townsend Street and any other such guaranties for the obligations of Company under the other Real Property Leases listed as Principal Real Property Leases set forth on Schedule 3.6(b), as is reasonably necessary to obtain the Consents of the applicable Landlords. ZD agrees that it shall obtain Consents for the Post Closing Leases as soon as reasonably possible following the Closing. Until such Consents are received, ZD will sublease the Post Closing Leases to Company pursuant to the terms and conditions of the Amended Services Agreement. ZD represents and warrants that the failure to obtain the Consents prior to Closing for the Post Closing Leases will not have a Material Adverse Effect on Company. ZD covenants that until the earlier of the time when the Consents for the Post Closing Leases are obtained and the termination of the Amended Services Agreement, ZD shall comply with its obligations under each of the Post Closing Leases. As of the effective date of each Lease Agreement, Purchaser will indemnify ZD from any liabilities or obligations arising pursuant Real Property Leases assigned or subleased, as the case may be, pursuant to the Lease Agreements.

     6.8 Transponder Lease. At Closing, Purchaser shall provide a letter of credit sufficient to replace and release, effective as of the Closing Date, the letter of credit of Softbank Holdings, Inc. with regard to the Transponder Lease.

     6.9 GE Master Lease. At Closing, ZD and Purchaser or Company as is acceptable to GECC shall enter into the GE Master Lease Assignment with respect to the GE Master Lease, which shall not be effective until the Consent of General Electric Capital Corporation is received as set forth in this paragraph. Purchaser agrees that it or a bank reasonably acceptable to ZD shall provide a guaranty for the obligations of Company under the GE Master Lease. ZD agrees that it shall obtain the Consent for the GE Master Lease as soon as reasonably possible. Until such Consent is received, ZD will provide services relating to the GE Master Lease pursuant to the terms and conditions of the Amended Services Agreement. ZD represents and warrants that the failure to obtain the Consent for the GE Master Lease prior to Closing will not have a Material Adverse Effect on Company. ZD covenants that until the earlier of the time when the Consent for the GE Master Lease is obtained or through the termination of the Amended Services Agreement, ZD shall comply with its obligations under the GE Master Lease. As of the effective date of the GE Master Lease Assignment, Purchaser will indemnify ZD from any liabilities or obligations arising pursuant to the GE Master Lease assigned pursuant to such assignment.

     6.10 Retirement and Flexible Spending Plan Accounts. If Company establishes a tax qualified defined contribution plan (the "Company Retirement Plan"), Purchaser shall arrange for the transfer of retirement plan accounts from the tax-qualified defined contribution plan maintained by ZD or its Affiliates ("ZD Plan") as follows: the account balances under the ZD Plan of all current and former employees of Company, (i) if not forfeited under the terms of the ZD Plan prior to the Closing Date, shall become one hundred percent (100%) vested and non-forfeitable upon the Closing Date, and (ii) shall be transferred to the Company Retirement Plan in a so-called "trust-to-trust" transfer satisfying the applicable requirements of Section 414(l) of the Code. If Purchaser or Company establishes after the Closing Date a flexible spending plan providing for health care reimbursement accounts and dependent care assistance accounts (the "Company Flexible Spending Plan"), ZD shall transfer to Purchaser or Company a cash amount equal to the balance in ZD's flexible spending plan of the health care reimbursement accounts and dependent care assistance accounts of the employees who participate in the Company Flexible Spending Plan.

     6.11 Wangberg Rights. At Closing, Purchaser assumes the obligations of ZD pursuant to the Guaranty by ZD of the Employment Agreement between Larry Wangberg and Company dated as of May 1, 1998. Simultaneously with the execution of this Agreement, Purchaser and Wangberg shall execute the Wangberg Letter Agreement.

     6.12  Access.

          (a) Between the Effective Date and the Closing Date, ZD and Company shall afford Purchaser full and free access, at all reasonable times during normal business hours, to the personnel, premises, properties, applicable contracts, books and records, and other documents and data of the Company as Purchaser may reasonably request. All requests for information made pursuant to this Section 6.12(a) shall be directed to an executive officer of ZD.

          (b) Following the Closing, Purchaser shall retain, and cause the Company to retain, all books and records relating to the conduct of the Company's business prior to the Closing Date for a period of at least six (6) years from the Effective Date. Purchaser shall, and shall cause the Company to
(i) afford ZD reasonable access, upon reasonable notice at mutually agreeable times during normal business hours, to such personnel, premises, properties, applicable contracts, books and records, and other documents and data of the Company as ZD shall reasonably request, (ii) furnish ZD with copies of all such applicable contracts, books and records, and other existing documents and data as ZD may reasonably request, and (iii) furnish ZD with such additional financial, operating, and other data and information as ZD may reasonably request in order to prepare its financial statements, tax returns and other documents and reports ZD or any of its Affiliates are required to file with governmental entities. All requests for information made pursuant to this
Section 6.12(b) shall be directed to an executive officer of Purchaser.

     6.13 Intercompany Programs. Prior to the Closing, ZD has proposed or agreed upon transactions with third parties whereby ZD has offered to them the Company's services bundled with other products of ZD and its other businesses. Commencing on the Closing Date and continuing for a period of up to one (1) year following the Closing Date ("Intercompany Transition Period"), Purchaser shall cause the Company to provide the Company's services to such third parties in substantially the same manner as such services were provided by the Company immediately prior to the Closing. ZD shall allocate to the Company the revenue and costs arising from such transactions in the same manner as such revenue and costs were allocated to the Company immediately prior to the Closing. Within thirty (30) days of receipt of payments in connection with such transactions, ZD shall deliver to the Company its allocated revenue, less costs, arising from such transactions.

     6.14  Tax Matters.

          (a) Section 754 Elections; Allocation of Purchase Price. To the extent not already in effect, the Company shall timely file an election under
Section 754 of the Code so that it shall be able to adjust the tax basis of its assets (collectively, the "Partnership Assets") under Section 743(b) of the code as a result of the transactions contemplated herein. The aggregate amount of the Purchase Price shall be allocated among the Partnership Assets in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Code. Purchaser shall deliver a draft of the Allocation Agreement to ZD as soon as reasonably practicable after the Closing Date for ZD's review and consent, which consent shall not be unreasonably withheld. Neither Purchaser nor the Company shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Purchaser, ZD and the Company agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

          (b) From and after the date of this Agreement, the Company shall not without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld) make, or cause or permit to be made, any Tax election that would adversely affect Purchaser in any material respect.

     6.15 Course of Business. From the date hereof through the Closing, ZD agrees that until the Closing, unless Purchaser otherwise consents in writing or except as specifically contemplated hereunder or under the Ancillary Agreements, ZD will conduct the business of Company so far as reasonably in its control only in the ordinary and usual course consistent with past practice, and shall not permit Company to: (i) enter into, extend, materially modify, terminate or renew any Material Contract, except in the ordinary course of business; (ii) sell, assign, transfer, convey, lease mortgage, pledge or otherwise dispose of any assets, except assets consumed or disposed of in the ordinary course of business; (iii) create, assume or permit to exist any encumbrance upon the assets of Company, other than the encumbrance disclosed in Schedule 3.6(a); (iv) to incur any indebtedness for borrowed money, except in the ordinary course of business; (v) increase annually recurring compensation by more than 5%, on average for Company's employees, except for customary merit or time-in-grade increase for qualifying employees or otherwise in accordance with Company's employees policies; (vi) waive any material rights of Company; or (vii) enter into any new business arrangement or business relationship with any ZD or any ZD Affiliate or modify or revise or alter any existing such arrangement or relationship if it would have a material adverse effect on Company.

     6.16 Guaranty of Purchaser's Obligations. Paul G. Allen or an Affiliate of the Purchaser acceptable to ZD shall guaranty the obligations of Purchaser pursuant to this Agreement and the Ancillary Agreements as of the Closing Date.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

     7.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (b) ZD shall have executed and delivered each of the Ancillary Agreements to be executed and delivered by it, in each case substantially in the form previously delivered and agreed to by the parties thereto.

          (c) ZD shall have received the Consents set forth on Schedule 7.1, and all such Consents shall be in full force and effect on and as of the Closing Date, provided, however, that the failure to obtain any other Consents would not have a Material Adverse Effect on ZD or Company or adversely and materially affect any party's ability to consummate the transaction contemplated hereby.

          (d) The representations, warranties and covenants of ZD contained in Sections 3, 4 and 6 of this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date.

          (e) ZD shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

          (f) There shall have been no Material Adverse Effect on Company.

          (g) Purchaser shall have received an opinion of Cooley Godward LLP, counsel to Company, dated the Closing Date in substantially the form attached hereto as Exhibit E. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by other than the federal laws of the United States of America, the laws of the state of California and the Delaware Limited Liability Company Act, upon opinions of counsel reasonably satisfactory to Purchaser, copies of which shall be contemporaneously delivered to Purchaser, and as to matters of fact, upon certificates of officers of ZD and Company.

          (h) Purchaser shall have received an opinion of the General Counsel of ZD, dated the Closing Date in substantially the form attached hereto as Exhibit F.

          (i) Purchaser shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of ZD attesting to the satisfaction of the conditions contained in Sections 7.1(c), (d), (e) and (f).

          (j) ZD shall have obtained the resignations of or shall have otherwise removed the individuals listed on Schedule 3.3 subsection (2)A.

          (k) Purchaser shall have received all documents it may reasonably request relating to the authority of ZD to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Purchaser.

          (l) All actions, proceedings, instruments and documents required to carry out this Agreement shall be reasonably satisfactory in form and substance to counsel for Purchaser.

          (m) ZD shall furnish Purchaser with an affidavit that satisfies the requirements of Section 1445(b)(2) of the Code.

     7.2 Conditions to Obligations of ZD. The obligation of ZD to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (b) Purchaser and Company shall have executed and delivered each of the Ancillary Agreements to be executed by it, in each case substantially in the form previously delivered and agreed to by the parties thereto.

          (c) The representations, warranties and covenants of Purchaser contained in this Agreement shall be true in all material respects, in each case as of the date hereof and as of the Closing Date.

          (d) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

          (e) Purchaser shall have provided the guaranty referred in Section
6.15.

          (f) ZD shall have received all documents they may reasonably request relating to the authority of Purchaser to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Company.

(g) All actions, proceedings, instruments and documents required to carry out this Agreement shall be reasonably satisfactory in form and substance to counsel for ZD.

                                   ARTICLE 8

                            TERMINATION OF AGREEMENT

     8.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

          (a) By the mutual agreement of ZD and Purchaser;

          (b) By Purchaser at any time after the Scheduled Closing Time, if any condition set forth in Section 7.1 shall not have been satisfied or waived; or

          (c) By ZD at any time after the Scheduled Closing Time, if any condition set forth in Section 7.2 shall not have been satisfied or waived.

     8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1:

          (a) Purchaser shall promptly cause to be returned to ZD and ZD's Associates all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser's investigation of the Company's business, operations and legal affairs, including any copies made by Purchaser or any of Purchaser's Associates of any such documents or information; and

          (b) Neither party hereto shall have any obligation or liability to the other party hereto, except that Purchaser shall remain bound by the provisions of Sections 6.4, 8.2, 11.3 and 11.5.

                                   ARTICLE 9

                        BINDING ARBITRATION OF DISPUTES

     9.1 Binding Arbitration. Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement, shall be resolved by final and binding arbitration administered by the San Francisco County office of the American Arbitration Association (the "Administrator").

     9.2 Initiation. Arbitration shall be initiated in the following manner:

          (a) Timing. Unless barred by an applicable statute or period of limitations, either party may initiate an arbitration at any time after a dispute has arisen by serving upon the other party and filing with the Administrator a written demand for arbitration, including a general description of the nature of the claim and the nature and amount of damages and/or other relief sought (the "Demand for Arbitration"). A claim shall be forever barred if on the date the Demand for Arbitration is filed with the Administrator, the claim, if asserted in a civil action, would be barred under law by an applicable statute or period of limitations.

          (b) Response. If the responding party desires to file a response and/or counterclaim to the Demand for Arbitration, it must do so within twenty
(20) calendar days after service of the Demand for Arbitration. Any response to a counterclaim shall be filed and served within ten (10) calendar days after service of the counterclaim, but no such response shall be required. A failure to file a counterclaim or response will not operate to delay the arbitration proceedings.

          (c) Further Pleadings. After the filing of the Demand for Arbitration, any counterclaim, and/or any responses thereto, no further claims or counterclaims may be made except by order of the arbitrator made on a duly noticed motion to the arbitrator.

     9.3 Appointment and Powers of Arbitrator. The dispute shall be submitted to a single arbitrator chosen by the parties from a list of potential arbitrators provided by the Administrator. The parties shall use their best efforts to cause the Administrator to provide such list to the parties within fifteen (15) days after the Demand for Arbitration is filed. Should the parties be unable to agree on a choice of arbitrator within ten (10) days after receipt of the list from the Administrator, then either party may request the Administrator to furnish a list of three names and each side may strike one name, thereby nominating the remaining person as the arbitrator. If more than one name remains, the Administrator shall choose an arbitrator from the list of remaining names. If the designated arbitrator shall die, become incapable of, unwilling to, or unable to serve or proceed with the arbitration, the Administrator shall appoint a replacement arbitrator, and such replacement arbitrator shall have all such powers as if he or she had been originally appointed as the arbitrator. Should either party refuse or neglect, after reasonable notice, to furnish the arbitrator with any papers or information demanded or to attend hearings before the arbitrator, the arbitrator is empowered by both parties to proceed with the remainder of the arbitration process set forth in this Article 9. The arbitrator is authorized to issue an award for compensatory damages, and/or to grant any equitable remedy or relief he or she deems just and equitable and within the scope of the Agreement of the parties, including, but not limited to, an injunction or order for specific performance. The arbitrator shall not have the authority to award punitive damages.

     9.4 Costs and Fees. The arbitrator, in his or her discretion, shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its share of the costs and fees of the Administrator and the arbitrator, and reimbursement for its reasonable attorneys' fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration. However, until any such order is issued, the parties shall bear equally the costs and fees of the Administrator and the arbitrator.

     9.5 Discovery. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of California Code of Civil Procedure (S)1283.05.

     9.6 Location and Date of Arbitration Hearing. The arbitration shall be held in San Francisco County, California, and shall commence no later than sixty (60) days following the service of the Demand For Arbitration, or as soon thereafter as practicable.

     9.7 Pre-Hearing Conferences. Within thirty (30) days of the time that the arbitrator is chosen, the arbitrator shall hold a Pre-Hearing Conference with the parties for the purpose of narrowing the issues and in all respects arranging for the most expeditious hearing possible of the matters in dispute.

     9.8 Conduct of the Arbitration Hearing. The arbitration hearing shall be conducted according to the discretion of the arbitrator. Judicial rules relating to the order of proof, the conduct of the hearing and the presentation and admissibility of evidence need not be followed. Any relevant information, including hearsay, may be admitted by the arbitrator regardless of its admissibility as evidence in court, but the arbitrator also shall be authorized to exclude evidence.

     9.9 Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as if the claim were litigated in a judicial proceeding, and the decision shall be based on the application of California law (as determined from statutes, court decisions, and other recognized authorities) to the facts bound by the arbitrators.

     9.10 Award. The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, or as soon as it is practicable issue a written award and a brief written statement of decision describing the reasons for the award, including the calculation of any compensatory damages awarded.

     9.11 Survival. Notwithstanding Section 9.10, the provisions in this Article 9 shall survive and apply in all events, including, without limitation, after the breach, repudiation and/or termination of this Agreement.

     9.12 Finality of Award. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by California law. Any party may apply to any court of competent jurisdiction for confirmation and entry of judgment based on said award. In connection with any application to confirm, correct or vacate the arbitration award, any appeal of any order rendered pursuant to any such application, or any other action required to enforce the arbitration award, the prevailing party shall be entitled to recover its reasonable attorneys' fees, disbursements and costs incurred in such post-arbitration award activities.


                                   ARTICLE 10

                      INDEMNIFICATION AND RELATED MATTERS

     10.1 Indemnification by ZD. Subject to the limitations set forth in this
Section 10 and elsewhere in this Agreement, ZD shall indemnify Purchaser against any Damages of Purchaser arising from any breach by ZD of any representation, warranty, or covenant or agreement of ZD set forth in this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, in the event that the merger of ZD Television Productions, Inc. into the Company pursuant to an Agreement of Merger entered into as of December 11, 1998, between the Company and ZD Television Productions, Inc. is determined not to qualify as a tax free event as defined under the relevant sections of Subchapter C of the Code, any tax liability arising from such determination and accruing to the Company shall be the exclusive obligation of ZD, and to the extent, if any, Purchaser is required to directly or indirectly contribute to the payment of such liability, ZD shall indemnify Purchaser and the indemnification provisions of Section 10.1 shall apply.

     10.2 Indemnification by Purchaser. Subject to the limitations set forth in this Section 10 and elsewhere in this Agreement, Purchaser shall indemnify ZD against any Damages of ZD arising from any breach by Purchaser of any representation, warranty, or covenant or agreement of Purchaser set forth in this Agreement or the Ancillary Agreements.

     10.3 Allocation. The amount to be indemnified with respect to any claims for Damages properly allocable to the Company attributable to events occurring after February 5, 1999 and prior to Closing, shall be reduced by the amount, if any, that would have been allocated by the Company to the Indemnitee, based on its ownership of the Company as of the Effective Date.

     10.4 Deductible Amount. Without limiting the effect of any of the other limitations set forth herein, a party shall not be required to make any indemnification payment hereunder with respect to any breach of any of its representations and warranties, except to the extent that the cumulative amount of the Damages actually incurred by the damaged party as a direct result of all such breaches of such representations and warranties actually exceeds the Deductible Amount; and such party shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by the damaged party as a direct result of all such breaches of such representations and warranties actually exceeds the Deductible Amount. The "Deductible Amount" shall be $1,000,000.

     10.5 Maximum Liability. The total amount of the payments that a party can be required to make under or in connection with this Agreement (including all indemnification payments required to be made pursuant to this Section 10) shall be limited in the aggregate to a maximum of the Purchase Price, and each party's cumulative liability shall in no event exceed such amount.

     10.6  Knowledge of Breach.   For purposes of this Section 10, ZD shall
not be deemed to have breached any representation or warranty if Purchaser had, on or prior to the Closing Date, any knowledge of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty.

     10.7 No Implied Representations. Purchaser and ZD acknowledge that, except as expressly provided in Sections 3, 4, 5 and 6, neither party hereto, and none of the Associates of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

     10.8 Indemnification Claims. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice (a "Claim Notice") setting forth:

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

          (a) the specific representation, warranty, covenant or agreement alleged to have been breached by such other party;

          (b) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty, covenant or agreement; and

          (c) a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach if such determination is reasonably estimated at the time of such notice.

     10.9 Defense of Third Party Actions. If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim within the meaning of this sentence, the limitation set forth in Section 10.3 shall not be taken into account. Delay or failure to so notify the Indemnitee shall relieve the Indemnifying Party of its obligations to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Matter with counsel which is reasonably satisfactory to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such Matter, then:

          (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party's election to assume the defense of such Matter unless the interests of the Indemnifying Party and the Indemnitee conflict in such a manner and to the extent to require, consistent with applicable standards of professional conduct, the retention of separate counsel for the Indemnitee in which case, the Indemnifying Party shall pay for one separate counsel chosen by the Indemnitee;

          (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee and that are reasonably necessary or desirable for the defense of such Matter;

          (c) the Indemnitee shall cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter; and

          (e) the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such Matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnitee or any other Person, provided that the Indemnifying Party will not have the right, without the written consent of the Indemnitee, to settle any such claim, if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of any liability or wrongdoing on the part of the Indemnified Party, (iii) relates to any federal, state or local tax matters or (iv) provides for injunctive relief or relief other than damages, which is binding in the Indemnitee.

If the Indemnifying Party elects not to assume the defense of such Matter, then the Indemnitee shall proceed diligently to defend such Matter with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent of the Indemnifying Party.

     10.10 Subrogation. To the extent that either party hereto (the "Indemnitor") makes or is required to make any indemnification payment to the other party hereto (the "Indemnified Party"), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Associates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related; provided, however, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees. The Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor's right of subrogation hereunder.

     10.11 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this
Section 10 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Purchaser, to:

          Vulcan Programming Inc.
          110 110th Avenue, N.E., Suite 550
          Bellevue, WA  98004
          Attention:  William Savoy
          Telecopy:  (425) 453-1985

          with a copy to:

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

          Irell & Manella LLP
          1800 Avenue of the Stars, Suite 900
          Los Angeles, CA 90067
          Attention:  Alvin G. Segel
          Telecopy:  (310) 203-7199

          If to ZD Inc., a ZD, to:

          ZD Inc.
          28 East 28th Street
          New York, NY  10016
          Attention:  Legal Department
          Telecopy:  (212) 503-3581

          With a copy to:

          Cooley Godward llp
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Attention:  Patrick A. Pohlen, Esq.
          Telecopy:  (650) 849-7400

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective (i) if personally delivered, at the time delivered by hand, (ii) if delivered by facsimile transmission, upon confirmation of transmission, (iii) if by courier, on the business day such courier guarantees delivery, and (iv) if delivered by first class U.S. Mail, seven business days after deposit in the U.S. Mail, postage prepaid.

     11.2  Amendments and Waivers.

          (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and ZD, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


      11.3 Expenses . Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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

      11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      11.5 Further Assurances. After the Closing, the parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement and the transactions contemplated hereby upon the reasonable request of any other party.

      11.6 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, excluding its conflict of law provisions.

      11.7 Counterparts; Effectiveness . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

      11.8 Entire Agreement . This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof or thereof, is intended to confer upon any person other than the parties hereto rights or remedies hereunder or thereunder.

      11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.10 Headings; Pronouns. The section headings used in this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

     11.11 Expiration of Representations, Warranties, Covenants and the Selected Prior Agreements .

           (a) The covenants set forth in the Selected Prior Agreements shall terminate and expire, and shall cease to be of any further force and effect on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. All of the representations and warranties of ZD and Purchaser and each party's Affiliates set forth in this Agreement and the Selected Prior Agreements shall terminate and expire, and shall cease to be of any further force or effect, at 9:00 a.m. on the date sixty (60) days after the Closing Date; provided however, that with respect to:


          (A) this Agreement (i) the representations and warranties set forth in
Section 4.2 shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.12, 3.15 and 3.16 and any actions for fraud or other willful misconduct shall survive for the applicable statute of limitations period and (iii) the representations and warranties set forth in Sections 3.4 and 3.5 shall survive until April 30, 2000, and

          (B) the Unit Purchase Agreement, dated February 5, 1999 among the parties and Company (i) the representations and warranties set forth in Sections 3.14, 3.17 and 3.18 and any actions for fraud or other willful misconduct shall survive the applicable statute of limitations period and (ii) the representations and warranties set forth in Sections 3.5 and 3.6 shall survive until April 30, 2000, provided, however, that the indemnification and arbitration provisions of this Agreement shall apply to any Damages related to the foregoing representations and warranties.

      Upon termination of the applicable time periods specified above, all liability of ZD and Purchaser and each party's Affiliates with respect to such representations and warranties shall thereupon be extinguished; provided however, that if, prior to such date, a party shall have duly delivered a Claim Notice to the other party as provided in Section 10, then the specific indemnification claim set forth in such notice shall survive such date.

      (b) Notwithstanding anything to the contrary contained in this Section 11.11, in the event that the merger of ZD Television Productions, Inc. into the Company pursuant to an Agreement of Merger entered into as of December 11, 1998, between the Company and ZD Television Productions, Inc. is determined not to qualify as a tax free event as defined under the relevant sections of Subchapter C of the Code, any tax liability arising from such determination and accruing to the Company shall be the exclusive obligation of ZD, and to the extent, if any, Purchaser is required to directly or indirectly contribute to the payment of such liability, ZD shall indemnify Purchaser and the indemnification provisions of Section 8.11(a) of the Unit Purchase Agreement, dated as of February 5, 1999 shall apply.

      (c) Notwithstanding anything to the contrary contained in this Section 11.11, in the event Damages to the Company or the Purchaser arise relating to the litigation matter described in Schedule 3.17, ZD shall indemnify Purchaser for the amount of such Damages that would have been allocable to ZD based on ZD's ownership interest in Company as of the Effective Date.

     In Witness Whereof, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

     Purchaser:                  Vulcan Programming Inc.


                                 By:  /s/ WILLIAM SAVOY
                                    ----------------------
                                    Name: William Savoy
                                    Title: President



     ZD:                         ZD Inc.


                                 By:  /s/ DARYL R. OTTE
                                    ----------------------
                                    Name: Daryl R. Otte
                                    Title: Senior Vice President
                                           of Development and
                                           Planning